Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-255477) and the Registration Statement on Form S-8 (No. 333-259312) of MetaWorks Platforms, Inc. (fka CurrencyWorks Inc.) of our report dated April 15, 2022, relating to our audit of the December 31, 2021 consolidated financial statements of MetaWorks Platforms, Inc. (fka CurrencyWorks Inc.), which are appearing in the Annual Report on Form 10-K of MetaWorks Platforms, Inc. (fka CurrencyWorks Inc.) for the year ended December 31, 2022.

We also consent to the reference to our firm under the caption “Experts and Counsel” in such Registration Statements.

Haynie & Company

Salt Lake City, Utah

March 21, 2023